THE PERKIN-ELMER CORPORATION

 COMPUTATION OF NET INCOME PER SHARE
           (unaudited)
 (Amounts in thousands except per share amounts)


                                                 Six months ended December 31,

                                                     1995               1994

 Weighted average number of common shares           42,243             42,401

 Common stock equivalents - stock options              769                457

 Weighted average number of
 common shares used in calculating
 primary net income per share                       43,012             42,858

 Additional dilutive stock options                     117                 61

 Shares used in calculating fully
 diluted net income per share                       43,129             42,919


 Calculation of primary and fully
 diluted net income per share:

 Net income used in the calculations of
 primary and fully diluted net income per share  $  40,350          $  32,035


 Primary net income per share                    $    0.94          $    0.75


 Fully diluted net income per share              $    0.94          $    0.75




                                EXHIBIT 11